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                                                                 Exhibit 99.1

                                 FOR IMMEDIATE RELEASE

                                                           SEPTEMBER 18, 2000
                                                           ------------------

         Gordy Gunnlaugsson Announces Retirement from Marshall & Ilsley
         --------------------------------------------------------------

        MILWAUKEE, Sept. 18 /PRNewswire/ -- Gordon H. Gunnlaugsson announced today that he will retire as executive vice president and CFO and as a director of Marshall & Ilsley Corporation (M&I) (NYSE: MI - news) effective at the end of the year. Mr. Gunnlaugsson stated: "After more than 30 years with M&I and over 15 years as CFO, I would like to have a little less structure and more time for family and personal pursuits. I've been planning this move for some time and believe with the anticipated spin-off of Metavante and the charter initiatives both well underway, now is an appropriate time to make this announcement."

        James B. Wigdale, chairman of M&I, said: "I have been well aware of Gordy's intention to take early retirement. We will miss his financial expertise and strategic thinking, but we respect his decision. Gordy has agreed to assist with the transition to his successor and will also be available over the next couple of years to see the various initiatives currently underway through to completion. All of us at M&I appreciate his many contributions and wish him well."

        Marshall & Ilsley Corporation, headquartered in Milwaukee, Wis., has $25.2 billion in assets. The Corporation has 26 affiliate banks with more than 200 offices in Wisconsin. The Corporation also has a bank in Phoenix, Arizona with 13 offices, a bank in Nevada with offices located in Illinois and Florida and trust companies in Wisconsin, Arizona and Florida. M&I, a diversified financial services company, also owns and operates 49 offices throughout the country that provide trust and investment management, equipment leasing, mortgage banking and data processing.



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